Execution Copy

Amendment No. 2

Dated as of March 12, 2008

to the

Rights Agreement,

Dated as of March 21, 2006

Between

Patrick Industries, Inc.

and

National City Bank,

As Rights Agent

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 is made and entered into as of March 12, 2008, by and between Patrick Industries, Inc., an Indiana corporation (the “Company”), and National City Bank, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 21, 2006 (the “Agreement”), and amended on May 18, 2007;

WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company to amend the Agreement to permit the issuance of additional shares of common stock of the Company, without par value, to Tontine Capital Partners, L.P., Tontine Capital Management L.L.C., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas GP, L.L.C. or any of their Affiliates and Associates (the “Tontine Parties”); and

WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company to exclude the Tontine Parties from the definition of “Acquiring Person” under the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as set forth below:

1.        The definition of Acquiring Person in Section 1(a) of the Agreement is hereby amended to be and read in its entirety as follow:

(a)

“ACQUIRING PERSON” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) at any time of 20% or more of the Voting Power of the aggregate of all Voting Stock outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) any or all of Jeffrey L. Gendell, Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas GP, L.L.C. and Tontine Capital Management L.L.C. or any of their respective Affiliates or Associates, acting individually or with another Person (individually, a “Tontine Party” and collectively the “Tontine Parties”), or (iii) any such Person who has become and is such a Beneficial Owner solely because (A) of a change in the aggregate number of shares of Voting Stock since the last date on which such Person acquired Beneficial Ownership of any shares of the Voting Stock or (B) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (1) cause such Beneficial Ownership to be equal to or exceed 20% of the Voting Power of the aggregate of all shares of Voting Stock of the Company and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (2) otherwise cause a Separation Date or a Section

11(a)(ii) Event or Section 13 Event to occur. Notwithstanding clause (B) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (B) does not reduce or agree to reduce its percentage of Beneficial Ownership of the Common Stock to less than 20% by the Close of Business on the fifth Business Day after notice from the Company (the date on which such notice is first mailed or sent being the first day) that such person’s Beneficial Ownership of the Voting Power of the aggregate of all shares of Voting Stock of the Company then outstanding is equal to or exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (B) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in “good faith” shall be conclusively determined by the Board of Directors of the Company, acting by a vote of a majority of the Whole Board.

2.            The definition of Separation Date in Section 1(t) of the Agreement is hereby amended to be and read in its entirety as follows:

(t)

“SEPARATION DATE” shall mean the earlier of (i) the tenth day after the Stock Acquisition Date (as hereinafter defined) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of a majority of the Whole Board prior to such time as any Person becomes an Acquiring Person and of which later date the Company will give the Rights Agent prompt written notice) after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan or the Tontine Parties), if upon consummation thereof, such Person would be the Beneficial Owner of shares of Voting Stock representing 20% or more of the total Voting Power of the aggregate of all shares of Voting Stock then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights), other than pursuant to a Qualified Offer.

3.            The definition of Stock Purchase Agreement in Section 1(v) of the Agreement is hereby deleted in its entirety.

4.            Section 27 of the Agreement is hereby amended to be and read in its entirety as follows:

Section 27.         Subject to the penultimate sentence of this Section 27, the Company, by action of the Board of Directors, may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, to shorten or lengthen any time period hereunder, or to make any other provisions with respect to the Rights that the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner that would adversely affect the interests of the holders of Rights as such (other than Rights that have become null and void pursuant to Section 7(e) hereof). Without limiting the foregoing, the Company, by action of the Board of Directors, may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement (A) to make the provisions of this Agreement inapplicable to a particular transaction by which a Person would otherwise become an Acquiring Person or to otherwise alter the terms and conditions of this Agreement as they may apply with respect to any such transaction; and (B) to lower the thresholds set forth in Section 1(a) and in the definition of Separation Date to not less than the greater of (i) the sum of .001% and the largest percentage of Voting Power represented by the then outstanding shares of Voting Stock then known by the Company to be Beneficially Owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any trustee or fiduciary holding shares of Voting Stock for, or pursuant to the terms of, any such plan, acting in such capacity), and (ii) 10%; provided, however, that no amendment may (a) limit the shares of Voting Stock Beneficially Owned by any or all of the Tontine Parties, or (b) define any Tontine Party as an Acquiring Person under the Rights Agreement. Upon delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that no supplement or amendment may be made to Sections 18, 19, 20, or 21 hereof or shall otherwise affect the duties or obligations of the Rights Agent without the consent of the Rights Agent; provided further that no supplement or amendment may be made to this Section 27 that affects the rights of any or all of the Tontine Parties without the written consent of the Tontine Parties so affected. Prior to the Separation Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

5.            Paragraph 2 of the summary of the Summary of Rights to Purchase Preferred Stock contained in Exhibit C to the Agreement is hereby amended to be and read in its entirety to read as follows:

The Rights will be evidenced by Common Stock certificates and not separate certificates until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group, together with persons affiliated or associated with it (an “ACQUIRING PERSON”), has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting power of the aggregate of all shares of voting stock of the Company (the “STOCK ACQUISITION DATE”) and (ii) 10 days following commencement or disclosure of an intention to commence a tender offer or exchange offer by a person other than the Company and certain related entities if, upon consummation of the offer, such person or group, together with persons affiliated or associated with it, could acquire beneficial ownership of 20% or more of the total voting power of all shares of voting stock of the Company (the earlier of such dates being called “SEPARATION DATE”) except in either case pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms (a “QUALIFIED OFFER”). The definition of an Acquiring Person does not include any or all of Jeffrey L. Gendell, Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas GP, L.L.C. and Tontine Capital Management L.L.C. or any of their Affiliates or Associates, acting individually or with another Person. Acquiring Person also shall not include other than as a result of repurchases of stock by the Company, certain inadvertent actions by stockholders. Until the Separation Date (or earlier redemption or expiration of the Rights), the transfer of Common Stock will also constitute transfer of the associated Rights. Following the Separation Date, separate certificates will evidence the Rights.

6.            The penultimate paragraph of Exhibit C to the Agreement is hereby amended to be and read in its entirety as follows:

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors, except pursuant to an offer conditioned upon a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group has acquired beneficial ownership of 20% or more of the Common Stock, because until such time, the Rights may be redeemed by the Company at $0.01 per Right and the Rights Agreement may be amended.

7.            In all other respects, the Agreement shall remain in full force and effect. Terms used but not defined this Amendment shall have the meanings ascribed to them in the Agreement.

Execution Copy

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Rights Agreement to be duly executed, as of the date and the year first written above.

NATIONAL CITY BANK, as Rights Agent

By:

PATRICK INDUSTRIES, INC.

By:

(Signature Page to Amendment No. 2 to Rights Agreement)